EXHIBIT 4.1

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC.,

as Sponsor

And

THE BANK OF NEW YORK MELLON,

as Trustee

Third Amendment to

First Amended and Restated Depositary Trust Agreement

iShares® COMEX® Gold Trust

Dated as of June 30, 2010

-i-

THIRD AMENDMENT TO FIRST AMENDED AND RESTATED DEPOSITARY TRUST

AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) to the First Amended and Restated Depositary Trust Agreement dated as of February 6, 2007 is entered into on June 30, 2010, by and between BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC., a Delaware corporation formerly known as Barclays Global Investors International Inc., in its capacity as Sponsor, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee.

W I T N E S S E T H :

WHEREAS the “iShares® COMEX® Gold Trust”, a trust created under the laws of the State of New York, is governed by the provisions of the First Amended and Restated Depositary Trust Agreement dated as of February 6, 2007, as amended by the First Amendment, dated as of November 30, 2009, and the Second Amendment, dated as of February 9, 2010 (the “Depositary Trust Agreement”); and

WHEREAS the parties hereto wish to amend the Depositary Trust Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Depositary Trust Agreement. In addition:

“Effective Date” shall mean July 1, 2010.

Section 1.2. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

AMENDMENTS TO THE DEPOSITARY TRUST AGREEMENT

Section 2.1. Text of the Amendments. On the Effective Date, Section 5.8(a) of the Depositary Trust Agreement shall be, and is hereby, amended to read in full as follows:

“(a) The Sponsor is entitled to receive from the Trust, as an expense of the Trust, a fee for services that will accrue daily at an annualized rate of 0.25% of Adjusted Net Asset Value and will be payable monthly in arrears.”

ARTICLE 3

MISCELLANEOUS

Section 3.1. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Amendment shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 3.2. Third-Party Beneficiaries. This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 3.3. Severability. In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

Section 3.4. Agent for Service; Submission to Jurisdiction. The Sponsor hereby (i) irrevocably designates and appoints CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, U.S.A., as the Sponsor’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares, the Trust Property or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent (or any successor thereto from time to time duly appointed as such by the Sponsor and the name and address of which shall have been informed in writing by the Sponsor to the Trustee) shall be deemed in every respect effective service of process upon the Sponsor in any such suit or proceeding. The Sponsor further agrees to maintain the appointment of an agent for service of process in full force and effect for so long as any Shares remain outstanding or this Amendment remains in force. In the event the Sponsor fails to continue such designation and appointment in full force and effect, the Sponsor hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Sponsor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

Section 3.5. Governing Law. This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

IN WITNESS WHEREOF, BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC. and THE BANK OF NEW YORK MELLON have duly executed this Third Amendment to the Depositary Trust Agreement as of the day and year first set forth above.

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC.

By:	/s/ Geoffrey D. Flynn
Name:	Geoffrey D. Flynn
Title:	Chief Financial Officer

By:	/s/ Michael A. Latham
Name:	Michael A. Latham
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Peter M. Keaveney
Name:	Peter M. Keaveney
Title:	Managing Director